Exhibit 16.1


 April 23, 2004

 Securities & Exchange Commission
 Mail Stop 11-3
 450 5th Street, N.W.
 Washington, D.C. 20549

 Dear Sirs/Madams:

 We have read Item 4 of First Cash Financial Services, Inc.'s Form 8-K/A to be filed April 23, 2004 and have the following comments:

   1. We agree with the statements made in the first sentence of the first paragraph and the second, third and fourth paragraphs.

   2. We have no basis on which to agree or disagree with the statements made in the second, third and fourth sentences of the first paragraph and the fifth paragraph.

 Yours truly,

 /s/ Deloitte & Touche LLP
 Fort Worth, Texas